Exhibit 10.5

[●], 2021

Lazard Healthcare Acquisition Corp. I

30 Rockefeller Plaza

New York, New York 10112

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Lazard Healthcare Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), Goldman Sachs & Co. LLC, as representative (the “Representative”) of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 28,750,000 of the Company’s units (including 3,750,000 units that may be purchased pursuant to the Underwriters’ option to purchase additional units to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-fifth of one redeemable warrant. Each whole Warrant (each, a “Warrant”) entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a Registration Statement on Form S-1 and a related prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 1 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LHACo 1 LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors (the “Board”) and/or management team (each, an “Insider” and, collectively, the “Insiders”), hereby agree with the Company, severally and not jointly, as follows:

1. Definitions. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 7,187,500 Class B ordinary shares of the Company, par value $0.0001 per share, outstanding prior to the consummation of the Public Offering (up to 937,500 of which are subject to complete or partial forfeiture if the Underwriters’ over-allotment option is not exercised in full); (iii) “Private Placement Warrants” shall mean the warrants to purchase up to 5,500,000 Class A Ordinary Shares of the Company that will be acquired by the Sponsor for an aggregate purchase price of $8,250,000 (or up to 6,000,000 Class A Ordinary Shares of the Company for an aggregate purchase price of $9,000,000 if the Underwriters’ exercise their option to purchase additional Units in full), or $1.50 per Warrant, in a private placement that shall close simultaneously with the consummation of the Public Offering (including Class A Ordinary Shares issuable upon conversion thereof); (iv) “Public Shareholders” shall mean the holders of Class A Ordinary Shares included in the Units issued in the Public Offering; (v) “Public Shares” shall mean the Class A Ordinary Shares included in the Units issued in the Public Offering; (vi) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; (vii) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “Charter” shall mean the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time.

2. Representations and Warranties.

(a) (i) The Sponsor and each Insider, with respect to itself, represent and warrant to the Company that it has the full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, and (ii) each Insider, with respect to itself, (1) represents and warrants to the Company that it has the full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to serve as an officer of the Company and/or a director on the Company’s Board, as applicable, and (2) consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as applicable.

(b) Each Insider represents and warrants, with respect to itself, that (i) such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background, (ii) such Insider’s questionnaire furnished to the Company is true and accurate in all material respects, (iii) such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (iv) such Insider has never been convicted of, or pleaded guilty to, any crime (1) involving fraud, (2) relating to any financial transaction or handling of funds of another person or (3) pertaining to any dealings in any securities, and such Insider is not currently a defendant in any such criminal proceeding and (v) such Insider has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

3. Business Combination Vote. The Sponsor and each Insider, with respect to itself, agrees that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it shall vote all Founder Shares and any Public Shares held by it in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such proposed initial Business Combination) and not redeem any Founder Shares or Public Shares held by it in connection with such shareholder approval.

4. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider hereby agree, with respect to itself, that in the event that the Company fails to consummate an initial Business Combination within 24 months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor and each Insider, severally and not jointly, agree not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their Public Shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any provision relating to the rights of holders of Public Shares unless the Company provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any, divided by the number of then-outstanding Public Shares.

(b) The Sponsor and each Insider, with respect to itself, acknowledges that it has no right, title, interest or claim of any kind in or to the Trust Account or any monies or other assets held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, if any. The Sponsor and each Insider hereby further waive, with respect to any Founder Shares and Public Shares held by it, any redemption rights it may have in connection with the consummation of an initial Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such initial Business Combination or a shareholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their Public Shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any provision relating to the rights of holders of Public Shares (although the Sponsor and each Insider shall be entitled to liquidation rights with respect to any Public Shares they hold if the Company fails to consummate an initial Business Combination within 24 months from the closing of the Public Offering).

5. Lock-up; Transfer Restrictions.

(a) The Sponsor and each Insider, severally and not jointly, agrees that it shall not Transfer any Founder Shares (the “Founder Shares Lock-up”) until the earliest of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, the date on which (x) the closing price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Public Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider, severally and not jointly, agrees that it shall not Transfer any Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of such Private Placement Warrants) until 30 days after the completion of an initial Business Combination (the “Private Placement Units Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 5(a) and 5(b), Transfers of the Founder Shares, Private Placement Warrants and Class A Ordinary Shares underlying the Private Placement Warrants are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, any employees or directors of such affiliates (including, for the avoidance of doubt, employees and directors of Lazard Ltd and its subsidiaries) or any funds or accounts advised by the Sponsor or its affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Class A Ordinary Shares, as applicable, were originally purchased; (f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (g) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (h) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (i) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Public Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (f) such permitted transferees must enter into a written agreement agreeing to be bound by the transfer restrictions set forth in this Letter Agreement.

(d) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, Transfer any Units, Class A Ordinary Shares, Warrants or any other securities convertible into, or exercisable or exchangeable for, Class A Ordinary Shares held by it, subject to certain exceptions enumerated in Section 5(e) of the Underwriting Agreement.

6. Remedies. The Sponsor and each Insider, severally and not jointly, hereby agrees and acknowledges that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its obligations, as applicable, under paragraphs 3, 4, 5, 7, 10 and 11, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. Payments by the Company. Except as disclosed in the Prospectus, neither the Sponsor nor any director or officer of the Company or any of their respective affiliates shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of the initial Business Combination (regardless of the type of transaction that it is).

8. Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

9. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of each of the Lock-up Periods and (ii) the liquidation of the Company; provided that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated by December 31, 2021; provided, further, that paragraph 10 of this Letter Agreement shall survive any such liquidation.

10. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) (a “Qualified Third Party”) or (ii) any prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a Qualified Third Party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a Qualified Third Party or a Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

11. Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their over-allotment option in full to purchase additional Units within 45 days from the date of the Prospectus (as further described in the Prospectus), the Sponsor agrees to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares so that the number of Founder Shares will equal 20% of the sum of the total number of Class A Ordinary Shares and Founder Shares outstanding at such time. The Sponsor and each Insider, severally and not jointly, further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a share capitalization or a share repurchase, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 20% of the sum of the total number of Class A Ordinary Shares and Founder Shares outstanding at such time.

12. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) each Insider that is affected by such change, amendment, modification or waiver and (ii) the Sponsor.

13. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

14. No Third Party Beneficiaries. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto, any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15. Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

17. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile or other electronic transmission.

20. No Liability for Other Parties. No party hereto shall be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party hereto (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party hereto shall be liable or responsible for the obligations of another party hereto, including, without limitation, indemnification obligations and notice obligations.

[Signature Page Follows]

Sincerely,
LHACO 1 LLC

By:

Name:
Title:

Alexander Stern

Sandeep Wasan

Mary Ann Deignan

Noreen Roth Henig

Richard E. Maroun

Selina Tobaccowala

Acknowledged and Agreed:

LAZARD HEALTHCARE ACQUISITION CORP. I

By:
Name:
Title:

[Signature Page to Insider Letter]